                                                                   (EXHIBIT 10U)

                        Medical Device Alliance Inc.

September 12, 1995

Via: Federal Express
---  ---------------

Joseph Librizzi, Ph.D.
President and CEO
Misonix Incorporated
1938 New Highway
Farmingdale, New York 11735

Re: Letter of Agreement between Medical Device Alliance, Inc. and Misonix Incorporated


Dear Joe:

Enclosed please find an executed fax by Medical Device Alliance, Inc., in regard to the above referenced agreement. Also enclosed is an executed acknowledgment of the Side Letter. A further enclosure is a cashiers check in the amount of twenty-five thousand dollars to initiate the Exclusive Option Period.

We have faxed copies of the above to you as well as to Edward I. Tishelman, Hartman & Craven LLP. The originals and the check will be sent to your attention today by Federal Express - Priority Overnight

I will contact you Wednesday, September 13 to discuss any further details.

Yours truly,

MEDICAL DEVICE ALLIANCE, INC.

Donald K. McGhan Chairman


DKM/md
enclosures

cc:  Edward I. Wishelman Hartman & Craven LLP

            3315 E. RUSSELL ROAD, SUIT H193. LAS Vegas, NEVADA 89120

                    PHONE (702) 791-5107  FAX (702) 791-5365

                                                                        ORIGINAL


                             MISONIX INCORPORATED
                               1938 New Highway
                          Farmingdale, New York 11735

September 11, 1995
Medical Device Alliance, Inc.
315 East Russell Road
Suite H-193
Las Vegas, Nevada 89120


Gentlemen:

Reference is made to the Letter of Agreement (hereinafter referred to as the "Agreement"), of even date herewith between Medical Device Alliance (hereinafter referred to as "MDA"), and Misonix Incorporated (hereinafter referred to as "Misonix"). All definitions in the Agreement are hereby incorporated by reference. This shall supplement the Agreement as follows:

      1. Misonix has received a check drawn to its order by MDA in the amount of twenty-five thousand dollars ($25,000.00), representing payment for the exclusive option period under Section , paragraph C of the Agreement. However, MDA has been advised and agrees that the effectiveness of the Agreement, and the binding nature of the same is subject to the approval of the Board of Directors of Misonix at a meeting to be held September 18, 1995. In order to assist the Misonix Board in its review and evaluation, you shall supply us with a balance sheet of MDA at least two days prior to the Board meeting showing that MDA has a net worth of at least eight hundred thousand dollars ($800,000.00), at the date hereof. In the event that the Misonix Board approves the Agreement, we shall deposit your check in our account, and the Agreement shall be immediately effective. If the Misonix Board fails to approve the Agreement, the Agreement shall be void, the parties shall have no rights or obligations hereunder (except for the Confidentiality Disclosure Agreement) and the check shall be forthwith returned to you.

      2. Misonix has informed MDA that two of the co-inventors of the patent, who have assigned all interest therein to Misonix (Drs. Liang and Narayanan), are now challenging the validity of the assignment, and asserting that Misonix does not have exclusive rights to the patent. Misonix has contested this assertion, and is vigorously challenging the contentions of these two persons. However, should Misonix not be successful in this regard, MDA understands that the patent will not be available for licensing to MDA on an exclusive basis (but only on a non-exclusive basis), and, in such event Misonix and MDA would revise the terms of the Licensing Agreement between them to reflect the fact that, while Misonix is licensing all of its rights to MDA on an exclusive basis, other persons may obtain rights to the technology covered by such patent from Dr. Liang and Narayanan on a non-exclusive basis. Albeit, without the exclusive rights to U.S. Patent Number 5419761, the value of the License Agreement may be considered to be reduced thus, MDA and Misonix will enter good faith negotiations concerning the License payment and/or Royalty payments provided, however, that notwithstanding the foregoing, the Agreement shall he regarded as being on an exclusive basis with MDA, and the existing terms prevail, unless and until a third party has produced and marketed a medical device based upon a non-exclusive right to the aforesaid U.S. Patent No. 5419761 derived from Dr. Liang and/or Narayanan.

      3. The Licensing Agreement shall provide for purchase by MDA from Misonix the following minimum number of units during the following years.

                     Number per year                Calendar Year
                     ---------------                -------------
                           75                            1996
                          150                            1997
                          200                            1998

      4. MDA shall grant Misonix, at the time of entering into the Licensing agreement, the right and election,* at the option of Misonix for Misonix to subscribe to purchase two hundred thousand (200,000) shares of a new class of Series A Preferred shares of MDA, convertible one for one into common Stock of MDA (there being approximatel y two million (2,000,000) common shares of MDA outstanding at this time), pursuant to a proposed private placement at preferred stock by MDA at a price of one dollar ($1.00) per share. Until MDA is publicly traded, Misonix shall have the right to participate in any and all private placements of equity securities on the same basis as such shares of securities are offered to others. In addition, the price per share of the Series A Preferred shares shall be fully protected against sales of securities of any of MDA at a lower price. Misonix will execute an Investment Letter consistent with the attached draft.

      5. Upon the exercise of the option described in Paragraph 4 above, Misonix will have the election to designate one (1) member to the Board of Directors of MDA until such time as MDA makes its initial public offering. At which time the share holders will elect the members of the Board of Directors on an annual basis.

Sincerely,                          Acknowledged and Accepted:
MISONIX INCORPORATED                MEDICAL DEVICE ALLIANCE,  INC.


By:
   ------------------------------   ---------------------------------
Joseph Librizzi, President          Donald K. McGhan, Chairman

* For a period of 4 months

                                                                    CONFIDENTIAL

                        MEDICAL DEVICE ALLIANCE INC.
                          As of September 15, 1995

                               (Unaudited)

Assets
------
Current Assets:
                Cash in Bank                                 50,000
                Securites and other cash equivalents        800,000
                Notes Receivable                            100,000
Total Current Assets:                                                   $950,000

Equipment & Leasehold Improvements:
                Furniture & Fixtures                         15,000
                Equipment                                    40,000

Net Equipment & Leasehold lmprovements.                                   55,000

Other Assets:
                Option on License                            25,000
                                                                      ----------
Total Assets                                                          $1,030,000
                                                                      ==========
Liabilities & Shareholders' Equity
----------------------------------
Current Liabilities:
                Accounts Payable                             15,000
Total Current Liabilities:                                                15,000

Long Term Liabilities:
                Loans from founders                         250,000
Total Long Term Liabilities:                                             250,000
                                                                      ----------
Total Liabilities                                                        265,000

Shareholders' Equity:
Series A Preferred Stock: Liquidating 20,000,000 shares authorized
  750,000 shares outstanding

Common Stock:
  50,000,000 shares authorized
  2,000,000 shares outstanding                              350,000
                Accumulated Deficit                         (85,000)
Total Equity                                                             765,000
                                                                      ----------
Total Liabilities and Shareholders' Equity                            $1,030,000
                                                                      ==========

                              LETTER OF AGREEMENT

            THIS LETTER AGREEMENT is made and entered into as of the 11th day of September, 1995 by and between MISONIX, INC., a New York Corporation with its principal offices at 1938 New Highway, Farmingdale, New York 11735 (hereinafter referred to as "MISONIX") and MEDICAL DEVICE ALLIANCE, INC., ("MDA") a Nevada Corporation having its principal offices at 3315 East Russell Road, Suite H-193, Las Vegas, Nevada 89120 (hereinafter referred to as "MDA").

                              W I T N E S S E T H:
                              --------------------

            WHEREAS, MISONIX has a business which is, in part, based on the research, development, and manufacturing of ultrasonic equipment for scientific and industrial purposes; and

            WHEREAS, MDA has a business that has been organized to market and sell, on a worldwide basis, medical devices specifically designed to improve the treatment of patients desiring a surgical procedure commonly referred to as "Liposuction" or "Liposculpturing" (hereinafter referred to as the "Procedure"); and

            WHEREAS, MISONIX has already utilized its engineering experience, ultrasonic technology, and prototype manufacturing capabilities to design and assemble one or more ultrasonic systems (hereinafter referred to as the "System") specifically for use in performing the Procedure; and

            WHEREAS, MDA has experience in identifying various needs in marketing and selling to the medical fields on a worldwide basis, especially the specialties of Plastic and Reconstructive Surgery, Cosmetic Surgery and Surgical Dermatology; and

            WHEREAS, MISONIX desires to continue further technical and application engineering directed to advanced designs of the System utilizing its patented technology and, in addition, manufacture the finished product; and

            WHEREAS, MDA desires to use its market and selling skills to market the System on an exclusive worldwide basis.

            NOW THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, the parties hereto agree as follows:

            I. Exclusive Option Period: MISONIX will provide MDA an exclusive option period to evaluate the System under the following conditions:

A. Length of exclusive option period to be ninety (90) calendar days, commencing on September 11, 1995.

B. MISONIX shall deliver to MDA a functional prototype System, of the latest design, as soon as possible, but in no case, later than September 24, 1995.

C. MDA will pay MISONIX twenty-five thousand dollars ($25,000.00) upon executing this Letter Agreement for the Exclusive Option Period.

D. Development funding for the autoclavability (i.e. sterilization) of the converter and umbilical cable and the manufacturability of the System will be provided by MDA. It is estimated at a maximum of thirty thousand ($30,000.00) per month until the start of production. A fifteen thousand dollar ($15,000) advance will be made by MDA to MISONIX against future billings (the "Advance") for the purpose of assuring that MISONIX will implement the start of the subject development work as soon as possible: MISONIX will invoice MDA following the end of each month for the actual amount expended, which is to be paid by MDA within ten (10) working days of invoicing by MISONIX. In this manner, the Advance will continue to remain with MISONIX, on a month-to-month basis, as a credit balance in favor of MDA, until the start of production, when the credit provisions of the License Agreement (II.D) come into effect. Estimated time frame will be six months, subject to suggestions of, and modifications by, technicians for both parties.

E. MDA will pay MISONIX an additional twenty-five thousand dollars ($25,000.00) on November 11, 1995, for the last thirty (30) days of the Exclusive Option Period unless:

1. MDA notifies MISONIX that it is terminating this Letter of Agreement and thus forgoing any further rights to market and sell the System; or

2. MISONIX and MDA have mutually agreed to the final terms and conditions of the License Agreement that forgoes the remainder of the Option Agreement, and is effective when an executed original of the License Agreement, is delivered to both parties.

            II. License Agreement: The License Agreement between MISONIX and MDA shall be executed prior to the conclusion of the ninety (90) day option period and no later than December 11, 1995, and will be good for a period of ten (10) years ending on December 31, 2005. The basic terms and conditions of the License Agreement shall be:

A.          MDA To Receive:

            1. Exclusive worldwide marketing and sales rights to the System utilizing MISONIX Ultrasonic Liposuction technology (including Patent No. 5,419,761; and all improvement patents and foreign patents now or hereafter held by MISONIX). MISONIX retains the rights to ultrasonic technologies for non-medical applications.

            2. Exclusive rights to utilize MISONIX letter, dated October 15, 1993, from the U.S. Food and Drug Administration, which provides for marketing the System under Section 510(K), based on substantial equivalence to devices marketed prior to enactment of the Medical Device Act of 1976.

            3. Access to MISONIX technical support and the design history of the System.

            4. Right to modify specifications to meet clinical/market needs at MDA's cost.

            5.  Right of name and logo selection by MDA.

            6. Commitment by MISONIX to designate and supply a dedicated product development team to work with MDA market development team and support staffs for successful project development.

            7. First right of license for existing technology improvements or future medical technology developed by MISONIX (except for angioplasty) while the License Agreement is in force.


            B.  MISONIX to Receive:

            1. A License Fee payment of three hundred thousand dollars ($300,000.00) upon execution of the License Agreement.

            2. MDA will provide market and application development, and a clinical and marketing plan (milestones) to MISONIX. MDA to be responsible for planning and funding suitable or necessary clinical tests of the System.

            3. Upon delivery of five (5) prototype units, MDA will pay the cost of the Systems which is four thousand dollars ($4,000.00) per unit, plus an additional License Fee of one hundred thousand dollars ($100,000.00).

            4. At the start of regular production, or one year from the date of the License Agreement, the additional License Fee of one hundred thousand dollars ($100,000.00) will be paid by MDA for a total license fee payment of five hundred thousand dollars ($500,000.00).

            5. Furthermore a Royalty Fee of five percent (5%) will be paid on net sales of the System and accessories sold.

            6. MDA to grant MISONIX a security interest in this License Agreement to secure performance by MDA of its obligations thereunder.

            C.  Both to Agree:

                1. Mutual non-competition clause in Ultrasonic Assisted Liposuction for the life of this Agreement.

            D. Quantity and Price. MISONIX agrees to sell to MDA and MDA agrees to buy from MISONIX one hundred percent (100%) of MDA's requirement of the aforesaid Ultrasonic Assemblies in accordance with the specifications set forth in Schedule A. Technological changes and variations from the prototype specifications shall increase the cost appropriately. The prices can be increased by MISONIX only under one of the following circumstances: MISONIX may, with written notification to MDA, increase the price in accordance with the rise in the Official Consumer Price Index (CPI). Such increase in the price in accordance with the CPI, can be made once each year during the term of the Agreement, except during the first year, and whenever the cost of labor and/or raw material to MISONIX changes substantially, MISONIX may change the price of the Ultrasonic Units, with a ninety (90) day advance written notice to MDA, to reflect such substantially changing and/or raw material costs. All Ultrasonic Units for MDA will be manufactured in accordance with the specifications set forth in Schedule B.

                All shipments will be F.O.B. point of origin. MDA will remit payment within thirty (30) days from the date each invoice is received by MDA with respect to shipments of Ultrasonic Units. Credit terms: (a) open account for up to 20 Units at any time
                (b) balance by Letter of Credit or fifty percent (50%) cash payment at time of order. MDA has no obligation to pay for any shipment of Ultrasonic Units that does not meet the specifications as set forth in Schedule B and have been returned to, and accepted by, MISONIX for credit.

            E. Delivery. MDA shall submit purchase orders setting forth the quantities, delivery date and shipping instructions with respect to each shipment such purchase order to be received by MISONIX at least ninety (90) days prior to the stipulated delivery date. MISONIX shall ship each order to MDA or MDA's designee to the location specified, as instructed by MDA.

            F. Quality. It is understood and agreed that all Ultrasonic Units sold to MDA hereunder will meet the established specifications, as described in the attached Schedule B, which Schedule may be revised from time to time by agreement of the parties hereunder. Furthermore, MISONIX shall be responsible to adhere to current good manufacturing practice (GMP) and to all applicable U.S. governmental laws and regulations, as may be amended from time to time relating to the manufacture, sale and shipment of Ultrasonic Units sold hereunder. Cost of future filings and modifications of units necessitated thereby to be borne by MDA, which shall receive prior notice of proposed actions and expenditures and shall participate in the decision making process.

            G. Quality Assurance. MISONIX will provide MDA with the test results of all Ultrasonic Units to be shipped to MDA. Furthermore, MISONIX shall advise MDA of any changes in the manufacturing process or in materials which have an impact on the quality or performance of, or regulatory issues relating to, the Ultrasonic Units purchase hereunder.

                All Ultrasonic Units delivered to MDA shall be subject to acceptance by MDA's quality assurance staff acting reasonable. Unless MDA gives MISONIX notice to the contrary within ten (10) working days after receipt of a shipment of a Product, such shipment shall be deemed to be accepted by MDA. MDA or MDA's designee shall have the right to reject any shipment made to it hereunder which does not meet such quality assurance specifications when such products are received. In the event that any such shipment is not approved by MDA because it does not meet said specification, MDA shall advise MISONIX in writing and MISONIX agrees to replace such shipment at its expense including charges incurred by MDA for freight and customs clearance if application, and resubmit to MDA within forty-five
                (45) days. At MISONIX'S option, MDA shall return any such rejected shipment to MISONIX at MISONIX'S expense.

            H. Taxes. Any and all taxes imposed upon or with respect to or measured by the sale or delivery by MISONIX to MDA of Ultrasonic Units in accordance with MDA's instructions shall be for MDA's account.

            I. Force Majeure. MISONIX'S obligations and any delays in deliveries hereunder or portion thereof, and MDA's obligations to take delivery hereunder when due, shall be excused by strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, shortages or failures in the supply of materials, acts of government agencies or instrumentality's, judicial action, delay in constructing manufacturing facilities, and other contingencies beyond the reasonable control of the party to be excused. In such event(s), MISONIX will make reasonable efforts to fulfill MDA's requirements for and MDA will make reasonable efforts to take delivery of Ultrasonic Units as defined herein, If for any of the reasons set forth above, MISONIX shall be unable to delivery any of the agreed upon quantities of MISONIX Ultrasonic Units when due, MISONIX shall immediately notify MDA of such inability and of the period for which such inability is expected to continue. In the event MDA elects to manufacture or have Ultrasonic Units manufactured by a third party, MDA may use or release to said third party

                MISONIX'S confidential technical information and know-how relating to Ultrasonic Units under a confidentiality agreement acceptable to MISONIX, which shall not be unreasonably withheld, to enable MDA or said third party to manufacture Ultrasonic Unit for MDA's account.

            J. Term. This Agreement shall be effective when signed by both parties, and shall continue in effect for a period of ten (10) years. MDA shall have the option to renew this Agreement for five (5) successive one (1) year periods on the same terms and conditions, and the price of Ultrasonic Units to be purchased during each one (1) year period shall also be determined pursuant to the terms and conditions of this Agreement. MDA must notify MISONIX that it intends to exercise the option at least sixty
                (60) days prior to the expiration of the ten (10) year term of the present Agreement, and thereafter in each successive year at least sixty (60) days prior to the expiration of the year in which the option is being exercised.

            K. Termination for Cause. If either party shall at any time fail to abide by any of the provisions of the Agreement, the other party shall have the right to terminate this Agreement on sixty
                (60) days prior written notice to the defaulting party specifying the default complained of, provided, however, if said defaulting party cures the default complained of within the said sixty (60) day period, or if a non-monetary default which reasonably would take more than 60 days to cure and the defaulting party is actively taking steps to cure the same, the Agreement shall continue in full force and effect as if no default has occurred. The right of either party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or its failure to take action with respect to, any previous default. This Agreement may also be terminated by the other party in the event that a petition of bankruptcy is filed by or against a party and not dismissed within 30 days, or a receiver or trustee is appointed for all or a part of the property of a party or a party makes an assignment for the benefit of creditors.

            L. Rights of Termination. Any termination of this Agreement as provided herein shall not relieve either party of any obligation arising hereunder prior to such termination.

            M. Inability To Supply Full Requirements. In the event that MISONIX cannot supply one hundred percent (100%) of MDA's requirement of Ultrasonic Units, after reasonable prior notice and time to gear up for this, MDA may either itself manufacture or have a third party manufacture the amount not supplied by MISONIX during the period that MISONIX cannot supply the same. MDA may release to said third party MISONIX'S confidential information and know-how relating to Ultrasonic Units under a confidentiality agreement acceptable to MISONIX which shall not be unreasonably withheld, to enable the third party to manufacture the amount of Ultrasonic Units not supplied by MISONIX for MDA.

            N. Purchase Orders. The provisions of this Agreement shall prevail over any inconsistent statements of provisions contained in any document related to this Agreement previously passing between companies. This Agreement shall supersede and prevail over any other agreement applicable to the subject matter of this Agreement between the parties which may be in effect at the time this Agreement is executed.

            O.  Limited Warranty and Liability

                1. MISONIX warrants that the materials described herein shall meet the specifications as set forth in Schedule B, but DOES NOT WARRANT THE SUITABILITY OR USES WHICH MAY BE MADE OF THE SAME OR THE UNITS TO BE PRODUCED HEREUNDER.

                2. Except as provided in Paragraph (3) hereafter, MISONIX shall not be liable for, and MDA assumes responsibility for, and hereby agrees to indemnify and hold harmless MISONIX for and against all costs, expenses and damages (including reasonable attorney's fees arising from any claim for personal injury and property damage resulting from the handling of the Ultrasonic Units, following MDA's acceptance of the Ultrasonic Units after it has completed its testing as provided in Quality Assurance.

                3. Except as provided in paragraph (5) hereof, MDA shall not be liable for, and MISONIX assumes responsibility for and agrees to indemnify and save harmless, MDA, for all personal injury and property damages which occur during MISONIX'S manufacturing process of Ultrasonic Units or which Ultrasonic Units are being delivered to MDA or its designees or for claims based on violations of Federal, State or local laws or regulations applicable to employee or environmental protection in such manufacture or delivery by MISONIX; e.g., a claim based on MISONIX'S violations of environmental standards, standards dealing with providing a safe place to work, or the transportation of hazardous materials.

                4. Either party, upon learning of the claim or lawsuit, under Paragraphs (2) or (3) of this Article, shall notify the other, but MDA's attorneys shall handle and control such claims or suits which fall under Paragraph on Limited Warranty and Liability (2) and MISONIX'S attorneys shall handle and control such claims or suits which fall under Paragraph on Limited Warranty and Liability (3).

                5. Notwithstanding the foregoing provisions hereof, MDA shall secure product liability insurance coverage covering personal injury and property damage for the products produced hereunder, at the full cost and expense of MDA, in an amount of not less than five million dollars ($5,000,000) with a deductible of approximately two hundred thousand dollars ($200,000), covering both MISONIX and MDA for any and all liability. At the time of commercial sales of the Units, the face amount of such insurance coverage shall be increased to not less than $10,000,000.

            P. Arbitration. All disputes between the parties arising hereunder shall be finally settled by arbitration in the City of New York, by the American Arbitration Association, by a board of three arbitrators one of whom is selected by each party and the third selected by the two arbitrators, or if they cannot agree, from the lists of the American Arbitration Association.

            Q. Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and delivered to an officer of such party or sent by registered airmail, telex or telegram, prepaid, to the party for which such notice is intended, at the address set forth for such party below:

                In the case of MDA:
                President
                Medical Device Alliance, Inc.\
                3515 East Russell Road
                Suite H-393 Las Vegas, Nevada 89120

                In the case of MISONIX:
                President
                Misonix, Incorporated
                1938 New Highway
                Farmingdale, NY  11735

                or to such other address for such party as it shall have therefore furnished in writing to the other party. If sent by mail, telex or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

            R. Assignment. MDA or MISONIX may assign rights under this Agreement in whole or in part to any of their respective affiliates or subsidiaries. Upon the other party's request, the assigning party shall enter into a separate counterpart agreement with any such affiliate or subsidiary, it being expressly agreed that assignor shall remain bound by the obligations hereof. Such counterpart agreement shall be in the same form as this Agreement, except for necessary changes to reflect the extent of the assignment, the substitution of the affiliate's or subsidiary's name, the effective date of the assignment and the inclusion of a new provision enabling the non-assigning party to terminate such separate counterpart agreement in the event that the assignee ceases to be an affiliate or subsidiary of the assigning party. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

            S. Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set for the on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party to be bound thereby.

            T. Governing Law. This Agreement shall be construed in accordance with the laws of the Sate of New York.

            U. Confidentiality. After execution of the License Agreement, MISONIX shall disclose to MDA all technical information reasonably necessary to use Ultrasonic Units or their equivalents, and MDA shall hold such information except as provided in Paragraphs dealing with Force Majeure and Inability To Supply Full Requirement of this Agreement. MISONIX shall also release to MDA all technical information and know-how which are reasonably necessary to manufacture Ultrasonic Units, and MDA may use such information the manner set forth in the aforementioned Paragraphs of this License Agreement to manufacture Ultrasonic Units or to have such devices manufactured by a third party only as permitted in this License Agreement. In addition to and not in lieu hereof, the parties re-affirm the provisions of the confidential Disclosure Agreement dated 8/11/95 which remains in effect and is annexed as Schedule C hereto.

Information which is necessary for obtaining or maintaining approval of Ultrasonic Units or its equivalents by any regulatory agency of any foreign country shall be an exception to the above confidentiality obligations, but only to the extent necessary and provided said confidentiality is maintained to the fullest extent possible by MDA.

         IN WITNESS WHEREOF, this Letter Agreement has been entered into as of the day and year first above written.

Very truly yours,

ACCEPTED AND AGREED:

      MISONIX, INCORPORATED                        MEDICAL DEVICE ALLIANCE, INC.

By:                                           By:
      -------------------------------              ------------------------
      Joseph Librizzi                              Donald K. McGhan
Its:  President and CEO                       Its: Chairman

                                   Schedule A

Breakdown of estimated pricing of System components

Item                                                Price
----                         --------------------------------------------------
                             For Minimum of 200               100 or more Units
                               or more Units                  -----------------
                             ------------------
Generator                                $2,330                          $2,950
Convertor                                 1,400                           2,050
RF Cable                                    700                             700
Tools                                        50                              50
Manuals                                      20                              20
                                        -------                         -------
Total System Cost                        $4,500*                         $5,770*

* Estimate as of 8/10/95


Tips and Sheaths

5MM Probe                                   500                             750
5MM Sheath                                  100                             150
7MM Probe                                   500                             750
7MM Sheath                                  100                             150


(A) Costs based upon initial commitment of 200 units
(A) All prices based upon designs and costs developed as of 9/94
(A) Costs subject to change as design is finalized

                                 SCHEDULE B

      Specifications of Ultrasonic system

      Generator Model xxxx

Controls and Displays    Timer: elapse time with US on resettable
                         Output power +/- 3%
                         Power Setting
                         On/Off switch with pilot light
                         Fault indicator/shut down (possible audible)
                         Time Totalizer (rear)
================================================================================

Output Control           Adjusts amplitude of power output 0 to 100%
                         Rear Connector foot switch control

================================================================================

Horn Frequency           20Khz+/-__ Khz and Output power ultrasonic __ Watts
================================================================================

Line Voltage             Line Selectable Models for World Wide Distribution
                         100/120/220/240 VAC 48-60 Hz _____VA UL approval

================================================================================

Mechanical               Weight __lbs  _____in. L x ___ in. W x ___ in. H
================================================================================

Temperature              Operating 10 degrees C to 40 degrees C
================================================================================

Tuning                   Factor Set with Matched converter & probe

================================================================================

Converter                Weight ___ ozs. __ in. max dia. w/o cable Autoclavable*
---------
================================================================================

Probe style              Type 7mm-25cm length Weight ___ ozs. Autoclavable*
----- -----
Titanium                 Type 5mm-25cm length Weight ___ ozs. Autoclavable*
ELI alloy                Type 7mm-16cm length Weight ___ ozs. Autoclavable*
                         Type 5mm-16cm length Weight ___ ozs. Autoclavable*

================================================================================

Sheath style             Type 7mm-25cm__ ozs.  16cm ___ ozs.  Autoclavable*
------ -----             Type 5mm-25cm__ ozs.  16cm ___ ozs.  Autoclavable*
================================================================================

Umbilical cable          Weight ___ lbs      Length 12 Ft. Autoclavable*
--------- -----
================================================================================

* Autoclavable 200 cycles (500 cycle goal) by Flash sterilizer for 3 minutes at 270 degrees and 30 PSI or Normal cycle sterilizer for 30 minutes at
   250 degrees F and 15 PSI
================================================================================